June 21, 2005

Mr. James E. Solomon
Chairman of the Board
TechAlt., Inc.
3311 N. Kennicott Avenue
Suite A
Arlington Heights, Illinois 60004

Subject: Director Resignation

Dear Mr. Solomon,

I hereby tender my resignation as a Director of TechAlt., Inc.

It has been my pleasure to serve as a Director for TechAlt, Inc. and I am proud of my contribution to TechAlt's development. I will continue to be extremely supportive of TechAlt's endeavors and am optimistic about its future growth potential.

Unfortunately, at the present time, I am not able to devote the attention necessary to serve as a Director. At some future point in time, if the opportunity presents itself, and time permits, I would give strong consideration to rejoining the Board of Directors.

Yours truly,

George Loera

George Loera